As filed with the Securities and Exchange Commission on March 10, 2011

Registration No. 333-143995

Registration No. 333-153470

Registration No. 333-168610

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-143995

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-153470

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-168610

Under

The Securities Act of 1933

EURAND N.V.1

(Exact name of registrant as specified in its charter)

The Netherlands	98-0455653
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

100 Somerset Corporate Boulevard

Bridgewater, New Jersey 08807

(Address, including zip code, of principal executive offices)

Eurand N.V. Equity Compensation Plan

(Full title of the plan)

100 Somerset Corporate Boulevard

Bridgewater, New Jersey 08807

(908) 927-9600

Richard Devleeschouwer, CEO

(Name, address, and telephone number, including area code, of agent for service)

with copies to:

William M. Shields, Esq.

Jonathan M. Grandon, Esq.

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199

Phone: (617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

[1]	Under Dutch law, Eurand N.V. is now required to be referred to as “Eurand N.V. in liquidatie” because the company has been dissolved and is in liquidation, effective February 28, 2011

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments relate to the following Registration Statements of Eurand N.V. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-143995, registering 5,388,858 ordinary shares of the Company, par value €.01 per share (“Ordinary Shares”), issuable pursuant to the Eurand N.V. Equity Compensation Plan (the “Plan”), which was filed with the Securities and Exchange Commission (the “SEC”) on June 22, 2007, as amended by Post-Effective Amendment No. 1, which was filed with the SEC on December 5, 2007;

•	Registration Statement No. 333-153470, registering 2,000,000 Ordinary Shares, issuable pursuant to the Plan, which was filed with the SEC on September 12, 2008; and

•	Registration Statement No. 333-168610, registering 2,500,000 Ordinary Shares, issuable pursuant to the Plan, which was filed with the SEC on August 6, 2010.

On December 21, 2010, Axcan Pharma Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Purchaser”) and a wholly owned indirect subsidiary of Axcan Holdings Inc., a Delaware corporation (“Parent”), commenced a tender offer for all of the outstanding Ordinary Shares of the Company at a price of $12.00 per share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, pursuant to the Tender Offer Statement on Schedule TO originally filed with the SEC on December 21, 2010, as amended and supplemented. The subsequent offering period expired at 12:01 a.m., New York City time, on February 28, 2011. Based on information provided by the depositary, 47,647,149 Shares, or approximately 98.527% of the Shares outstanding, had been validly tendered (including shares validly tendered and not withdrawn in the Offer) as of the expiration of the subsequent offering period. Purchaser accepted for payment and promptly paid for any Shares tendered during the offer or in satisfaction of guaranteed delivery procedures, and Purchaser immediately accepted for payment and has promptly paid for or will promptly pay for any Shares that were tendered during the subsequent offering period.

Effective as of February 28, 2011, Purchaser caused the Company to be dissolved and enter liquidation, in accordance with Dutch liquidation procedures. As a result of the dissolution and liquidation, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the registration statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bridgewater, state of New Jersey, on March 10, 2011.

EURAND N.V.

By:	/s/ Richard Devleeschouwer
Name:	Richard Devleeschouwer
Title:	Chief Executive Officer and Managing Director A

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the registration statements on Form S-8 have been signed by the following persons in the capacities indicated below on March 10, 2011.

Signature	Title

/s/ Richard Devleeschouwer	Chief Executive Officer and Managing Director A
Richard Devleeschouwer	(principal executive officer and authorized representative in the United States)

/s/ Steve Gannon	Chief Financial Officer and Managing Director A
Steve Gannon	(principal financial and accounting officer)

/s/ Richard Tarte	Managing Director A
Richard Tarte